                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number   333-10502

                          AMATEK INDUSTRIES PTY LIMITED
                               A.C.N. 081 870 653
             (Exact name of registrant as specified in its charter)

                               6-8 THOMAS STREET,
                         CHATSWOOD, NEW SOUTH WALES 2067
                                    AUSTRALIA
                                 61-2-9928-3500
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     12% SENIOR SUBORDINATED NOTES DUE 2008
                       14 1/2% SUBORDINATED NOTES DUE 2009
            (Title of each class of securities covered by this Form)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i) [ ]                   Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(1)(ii) [ ]                    Rule 12h-3(b)(2)(i) [x]
      Rule 12g-4(a)(2)(i) [ ]                   Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii) [ ]                             Rule 15d-6 [ ]
      Rule 12h-3(b)(1)(i) [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Amatek Industries Pty Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: 26th  November, 2003             By:  /s/  KIEREN GAUL
                                          --------------------------------------
                                          Name:  KIEREN GAUL
                                          Title: Treasury Manager

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.